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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                           MEXICAN RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                            MEXICAN RESTAURANTS, INC.

                              1135 EDGEBROOK DRIVE
                              HOUSTON, TEXAS 77034


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD ON MAY 4, 2004


DEAR SHAREHOLDER:

         You are cordially invited to attend the 2004 Annual Meeting of Shareholders of Mexican Restaurants, Inc. (the "Company") at the Casa Ole restaurant located at 12350 Gulf Freeway, Houston, Texas on Tuesday, May 4, 2004 at 9:30 a.m., Houston, Texas time, for the following purposes:

         1. To elect three Class II directors, each to serve for a term of three years, or until their respective successors shall have been duly elected and shall have qualified;

         2. To transact such other business as may properly come before the meeting.

         Shareholders of record of the Company's Common Stock at the close of business on March 17, 2004 are entitled to vote at the Annual Meeting or any adjournment thereof. Any shareholder attending the meeting may vote in person even if he or she previously returned a proxy. Each share of the Company's Common Stock entitles the holder to one vote.

                                           By Order of the Board of Directors



                                           Louis P. Neeb
                                           Chairman of the Board

April 2, 2004



                             YOUR VOTE IS IMPORTANT


YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

                            MEXICAN RESTAURANTS, INC.

                              1135 EDGEBROOK DRIVE
                              HOUSTON, TEXAS 77034


                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD ON MAY 4, 2004


         This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Mexican Restaurants, Inc., a Texas corporation (the "Company"), for use at the Company's 2004 Annual Meeting of Shareholders, to be held on Tuesday, May 4, 2004 at 9:30 a.m., Houston, Texas time, at the Casa Ole restaurant located at 12350 Gulf Freeway, Houston, Texas, and at any adjournment, continuation or postponement thereof. The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the year ended December 28, 2003, are first being sent to shareholders on or about April 2, 2004.

SOLICITATION

         The solicitation of proxies is made by and on behalf of the Board. The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telecopy or personally. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

RECORD DATE, OUTSTANDING SHARES AND VOTING RIGHTS

         The close of business on March 17, 2004 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 3,384,605 shares of Common Stock, $.01 par value ("Common Stock"), each of which will be entitled to one vote.

         In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their principals will be counted for the purpose of determining whether a quorum is present. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the entirety of the meeting. A plurality of the votes cast is required for the election of directors. A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for approval of any other matters that may be presented at the meeting.

         If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the shareholder. In the absence of any such specification, they will be voted to elect the directors as set forth under "Election of Directors" and in the transaction of any other business which properly comes before the meeting or any adjournment thereof. Pursuant to applicable law, broker nonvotes and abstaining votes will not be counted in favor of or against the election of any nominee for director or any other proposal to be presented at the meeting.

         The presence of a shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice of revocation to the Company, executing and returning a proxy with a later date, or by attending the Annual Meeting and voting in person.

         If any other matters come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their best judgment. The Board does not know of any matters other than the election of directors as described below that will be presented for action at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 15, 2004 by each person known to the Company to own beneficially more than 5% of the Company's Common Stock, each director, each executive officer and all executive officers and directors as a group.

                                                                             Shares                   Percent
                                                                          Beneficially                  of
Name of Beneficial Owner                                                    Owned (1)                  Class
------------------------                                                    ---------                  -----
Larry N. Forehand and Forehand
     Family Partnership, Ltd. (2)(3)(6).............................         712,739                   21.1%
David Nierenberg, The D3 Family Funds (4)(8)........................         951,300                   28.0%
     19605 N.E. 8th Street
     Camas, Washington  98607
Michael D. Domec (2)(9).............................................         203,555                    6.0%
Louis P. Neeb (2)(5)(6)(10).........................................         460,987                   12.9%
John C. Textor (5)(6)(7)............................................         351,487                    9.9%
     Wyndcrest Partners
     777 S. Flagler Drive, Phillips Point - West Tower, Suite 1750
     West Palm Beach, Florida 33401
J.J. Fitzsimmons (11)...............................................          34,442                    1.0%
     Wal-Mart Stores, Inc.
     702 Southwest 8th Street
     Bentonville, Arkansas 72716
J. Stuart Sargent (12)..............................................          32,170                       *
     5644 Westheimer, Suite 352
     Houston, Texas 77056
Curt Glowacki (2)(13)...............................................         172,400                    4.3%
Thomas E. Martin (2)(14)............................................          14,000                       *
Andrew J. Dennard (2)(15)...........................................          50,000                    1.5%
All executive officers and directors as
     a group (ten persons) (16).....................................       2,431,991                   60.4%

---------------

*  Less than 1%

(1) The named shareholders have sole voting and dispositive power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.
(2)  The business address is 1135 Edgebrook Drive, Houston, Texas 77034.
(3) Includes 406,273 shares held directly by Mr. Forehand and 306,466 held by Forehand Family Partnership, Ltd., a limited partnership of which Mr. Forehand is the sole managing general partner and of which Mr. Forehand and his spouse are the sole limited partners.
(4) Based on a Form 4 as of August 25, 2003, filed by David Nierenberg, and The D3 Family Funds with the Securities and Exchange Commission. The form discloses that Mr. Nierenberg has sole voting and sole dispositive power over 933,800 shares of Common Stock.
(5) Mr. Neeb and Tex-Mex Partners, L.C. have warrants to purchase, at a per share price of $10.90, up to 179,885 and 179,885 shares, respectively, from the Company. Under the terms of the warrants, that portion of each of the warrants allocable to the membership interest in Tex-Mex Partners, L.C. (currently 54%) of Mr. Textor, a former director of the Company, became exercisable on April 25, 1998.
(6) Mr. Neeb and Tex-Mex Partners, L.C. have warrants to purchase, at a per share price of $10.90, up to 196,602 and 171,602 shares, respectively, from Larry N. Forehand. Under the terms of the warrants, that portion of each of the warrants allocable to the membership interest in Tex-Mex Partners, L.C. (currently 54%) of Mr. Textor, a former director of the Company, became exercisable on April 25, 1998.
(7) Mr. Textor, a former director of the Company, is a principal of Tex-Mex Partners, L.C., of which he presently has a 54% membership interest. Mr. Textor has sole voting power and sole dispositive power of the warrants held by Tex-Mex Partners, L.C. Mr. Textor has no ownership rights in the balance of the membership interests of Tex-Mex Partners, L.C. and he disclaims beneficial ownership of the warrants to acquire shares held by Tex-Mex Partners, L.C. and allocable to such other membership interests.
(8) Includes 17,500 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(9) Includes 23,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(10) Includes17,500 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(11) Includes 33,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(12) Includes 30,200 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(13) Includes 127,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(14) Includes 11,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(15) Includes 28,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(16) Includes an aggregate of 467,085 shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days of the Record Date.


                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

         The Company's Articles of Incorporation provide for the Board to be divided into three approximately equal classes, designated as Class I, Class II and Class III, with staggered terms of three years. The persons listed on the table below have been nominated by the Board of Directors for election as Class II directors. At the meeting, Common Stock, represented by proxies, will be voted for the election of the three Class II nominees hereinafter named, unless otherwise specified, to serve for a term of three years or until their successors are duly elected and qualified.

         The following information is set forth with respect to the persons nominated for election as a director and each director of the Company whose term of office will continue after the meeting.

                NOMINEES FOR ELECTION AT THE 2004 ANNUAL MEETING

                                                                               Present
                                                                 Director       Term
         Name                                          Age         Since       Expires
         ----                                          ---         -----       -------
         Michael D. Domec (Class II)...............    57          1995         2004
         Curt Glowacki (Class II)..................    51          2000         2004
         Louis P. Neeb (Class II)..................    65          1995         2004

         Michael D. Domec has served as President of Magnum Development, Inc., a residential real estate development company, since 1991. From June 1996 to December 2000 he was President of Ole Restaurants, Inc., a franchisee of the Company. From December 1977 until April 1996, Mr. Domec was Vice President of Casa Ole Franchise Services, Inc. and the majority owner of seven Casa Ole restaurants.

         Curt Glowacki has served as Chief Operating Officer of the Company since August 1997, as President since May 1998, and as Chief Executive Officer since May 2000. From May 1994 to August 1997, he served as Senior Vice President of Operations of Monterey's Acquisition Corp., which was acquired by the Company in July 1997. From June 1989 to May 1994, he served as Vice President and Director of Operations for Monterey's Tex-Mex Cafe, a subsidiary of CEC Entertainment, Inc. Previously, Mr. Glowacki's experience included 12 years with Steak & Ale Restaurants, where he held various operating positions.

         Louis P. Neeb has served as Chairman of the Board of the Company since October 1995, as Chief Executive Officer of the Company from April 1996 to May 2000, and as interim President from August 1997 to April 1998. Since 1982 Mr. Neeb has also served as President of Neeb Enterprises, Inc., a restaurant consulting company. From

July 1991 to January 1994, Mr. Neeb served as President of Spaghetti Warehouse, Inc. From September 1989 to June 1991, Mr. Neeb served as President of Geest Foods USA. From 1982 to 1987, Mr. Neeb served as President and Chief Executive Officer of Taco Villa, Inc. and its predecessors, a publicly held corporation controlled by W.R. Grace & Co., where he oversaw the development of the Applebee's restaurant chain, and the operation of the Del Taco restaurant chain. From 1980 to 1982, Mr. Neeb served as Chairman of the Board and Chief Executive Officer of Burger King Corporation. From 1973 to 1980, Mr. Neeb served in various positions, including President and Chief Operating Officer of Steak & Ale Restaurants. During that time, Mr. Neeb directed the development of the Bennigan's restaurant concept. Mr. Neeb serves as a director of CEC Entertainment, Inc. and of the privately held Silver Diner, Inc. Mr. Neeb was also a director of Franchise Finance Corp. of America, an entity that provides financing for real estate, until its sale to GE Capital in 2001.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES ABOVE.

        DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE 2004 ANNUAL MEETING

                                                                                Present
                                                                   Director      Term
         Name                                            Age         Since      Expires
         ----                                            ---         -----      -------
         Larry N. Forehand (Class I)..................   59          1995         2006
         Thomas E. Martin (Class I)...................   62          2002         2006
         David Nierenberg (Class I)...................   50          2000         2006
         Joseph J. Fitzsimmons (Class III)............   56          1996         2005
         J. Stuart Sargent (Class III)................   54          1997         2005

          Larry N. Forehand is the founder of the Company and has served as Vice Chairman of the Company's Board since October 1995 and as Franchise Director since September 1997. From December 1973 to March 1995, Mr. Forehand served as President of the Company. In 1997, Mr. Forehand served as the President of the Texas Restaurant Associations, a state trade association for the restaurant industry.

         Thomas E. Martin is the Chairman of the Board of Best Friends Pet Care, Inc., a private animal boarding company, and he has held this position since April 1999. He was also Chief Executive Officer of that company from April 1999 until December 2001. Since January 1997, Mr. Martin has also been a self-employed financial consultant. From February 1990 through March 1997 Mr. Martin held various positions with the Elsinore Corporation, a gaming company, including President from January 1993 to May 1996 and Chief Executive Officer from May 1995 to August 1996. Mr. Martin is also a past member of the Board of Directors for Ramada, Inc. where he was a corporate Executive Vice President, and President of its Marie Callender restaurant chain.

         David Nierenberg is the President of Nierenberg Investment Management Company, which manages The D3 Family Funds, a private investment partnership which seeks long-term capital gain through investment in undervalued micro-cap domestic public equities, a position he has held since 1996. From 1986 to 1995, Mr. Nierenberg served as General Partner of Trinity Ventures, Ltd., a venture capital partnership, which invested in special situations (e.g., turnarounds, restructurings), financial services and healthcare. Mr. Nierenberg was appointed to the Board in February 2000. Mr. Nierenberg is also a Director of Garden Fresh Restaurants, Natus Medical, Inc. and Corvita.

         Joseph J. Fitzsimmons is Senior Vice President of Finance of Wal-Mart Stores, Inc., a position held since November 1995. From September 1994 to November 1995, Mr. Fitzsimmons served as Vice President of Finance of Wal-Mart Stores, Inc. From November 1993 to September 1994, Mr. Fitzsimmons served as Senior Vice President and as a securities analyst for Rauscher Pierce Refsnes, Inc. From January 1993 to November 1993, Mr. Fitzsimmons served as Senior Vice President and Chief Financial Officer of S&A Restaurant Corp. From August 1985 to January 1993, Mr. Fitzsimmons served as Senior Vice President, Director and Chief Financial Officer of National Pizza Company.

         J. Stuart Sargent is the President and Founder of Truluck's Steak & Stone Crab Restaurants, a position held since June 1991. He served as President of Monterey's Acquisition Corp. from May 1994 to July 1997. He conceived and opened the first Studebaker's in 1981, and later formed Studebaker's of America, where he opened or franchised 22 Studebaker's throughout the United States. He also served as President and CEO of Entertainment One, Inc., a Houston-based company providing management and support services for 18 food and beverage operations including

Houston Intercontinental Airport, several Studebaker's and Chili's, and theme-oriented restaurants from St. Louis, Missouri (Big Kahuna) to Waikoloa, Hawaii (Big Island Steak House).

                     EXECUTIVE OFFICERS OTHER THAN DIRECTORS

         Set forth below is the name, age, current positions with the Company, the principal occupation, and the year of becoming an executive officer of the Company for the executive officer who is not a director of the Company.

         Andrew J. Dennard, age 45, has served as Vice President, Controller & Treasurer of the Company since July 1997 and Chief Financial Officer and Senior Vice President since September 1998. From September 1994 to July 1997 he served as Vice President of Finance for Monterey's Acquisition Corp. From July 1989 to September 1994, Mr. Dennard held various positions with Rosewood Property Company. Previously, he served as an auditor with KPMG LLP for approximately two years. Mr. Dennard's early career was on the operations side of restaurants, and he spent five years with Steak & Ale Restaurants and four years with Houston's Restaurants.

                          BOARD MEETINGS AND COMMITTEES

         Seven meetings of the Board were held during 2003. All of the directors attended all meetings of the Board. All directors attended each of their respective committee meetings.

         The Board has an Audit Committee, the members of which are Messrs. Martin, Fitzsimmons and Neeb; Mr. Martin serves as Chairman. The members of the Audit Committee are all independent directors within the meaning of NASDAQ standards applicable to members of audit committees. The Audit Committee held five meetings during 2003. In accordance with the written charter adopted by the Board, the Audit Committee is responsible for the oversight of (i) the integrity of the Company's disclosure controls and procedures; (ii) the integrity of the Company's internal controls over financial reporting; and (iii) the qualifications, independence, appointment, compensation and performance of the Company's independent auditors. It is also responsible for administering the Company's Code of Ethics and Code of Conduct, the establishment of "whistle-blowing" procedures; and oversight of certain other compliance matters. In 2003 the Board of Directors reviewed the qualifications of the members of the Board of Directors and determined that Mr. Martin was the "audit committee financial expert" as defined by applicable SEC rules.

         The Board has a Compensation/Stock Option Committee, the members of which are Messrs. Nierenberg, Domec and Sargent; Mr. Nierenberg serves as Chairman. The Compensation/Stock Option Committee held three meetings during 2003. In addition, the Committee had one action completed by a unanimous consent of all directors which was in place of a committee meeting. The Compensation/Stock Option Committee is responsible for determining the compensation of the officers of the Company and granting options under the Company's 1996 Casa Ole Long Term Incentive Plan and the 1996 Managers Stock Option Plan as well as granting restricted stock awards under the 1999 Restricted Stock Plan.

         The Board has an Executive Committee, the members of which are Messrs. Neeb, Forehand and Glowacki; Mr. Neeb serves as Chairman. There were no meetings of the Executive Committee during 2003. The Executive Committee has the authority, between meetings of the Board, to take all actions with respect to the management of the Company's business that require action by the Board, except with respect to certain specified matters that by law must be approved by the entire Board.

         The Board does not have a nominating committee or any committee performing a similar function. All matters that would be considered by such a committee are acted upon by the independent members of the full Board. The Board will consider recommendations by shareholders of the Company with respect to the election of directors if such recommendations are submitted in writing to the secretary of the Company and received not later than the end of the Company's preceding fiscal year. Such recommendations should be accompanied by a full statement of qualifications and confirmation of the nominee's willingness to serve.

         Copies of the Company's Audit Committee Charter and Code of Ethics and Code of Conduct are available free of charge to any shareholder who submits a request to the Company's Corporate Secretary or at the Company's executive office set forth on the Notice of Annual Meeting and at the end of this proxy statement.

                             EXECUTIVE COMPENSATION

         The following table sets forth information with respect to compensation paid by the Company and its subsidiaries to the Chief Executive Officer, and to the other most highly paid executive officers for the fiscal year ended December 28, 2003 and whose total annual salary and bonus exceeded $100,000 (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                  ------------------------------------------  ------------------------
                                                                                            RESTRICTED
                                                                                              STOCK         ALL OTHER
NAME & PRINCIPAL POSITION         YEAR      SALARY      BONUS(1)    OTHER(2)  OPTIONS (#)     AWARDS      COMPENSATION
-------------------------         ----      ------      --------    --------  -----------     ------      ------------
Curt Glowacki                     2003(3)  $216,058     $137,481     $ 9,000        -           -              -
   President, Chief               2002     $209,621     $87,808      $ 9,000        -           -              -
   Executive Officer and          2001     $200,000     $93,302      $ 9,000     90,000         -              -


Andrew J. Dennard                 2003(3)  $118,317     $57,269      $ 9,000        -           -              -
   Senior Vice President          2002     $114,423     $52,554      $ 9,000      5,000         -              -
   and Chief Financial Officer    2001     $100,000     $41,156      $ 6,000     10,000         -              -

(1) Bonus includes $34,841 for Mr. Glowacki and $17,377 for Mr. Dennard in 2003 and $21,539 for Mr. Glowacki and $10,769 for Mr. Dennard in 2002 and $28,302 for Mr. Glowacki and $14,156 for Mr. Dennard in 2001 for the payment of interest expense and principal amounts of the loans to purchase stock under the executive and key employee stock purchase plan adopted May 1998.
(2)  Other annual compensation consists primarily of a car allowance.
(3) Bonus other than amount described in note (1) was paid in fiscal year 2003 for performance earned in fiscal year 2002.

         In fiscal year 2003, the Company did not grant stock options to either of its Named Executive Officers.

         No stock options were exercised during 2003 by the Named Executive Officers. The following table shows information concerning the stock options exercisable and unexercisable during 2003 that have been granted to the Named Executive Officers and the estimated value of unexercised options held by such individuals at year end.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES


                                                          NUMBER OF SECURITIES UNDERLYING               VALUE OF
                               SHARES                              UNEXERCISED                  UNEXERCISED IN-THE-MONEY
                              ACQUIRED       VALUE              OPTIONS AT FY-END               OPTIONS AT FY-END ($) (1)
                             ON EXERCISE    REALIZED      -------------------------------    --------------------------------
    NAME                         #             $           EXERCISABLE     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
    ----                     -----------   ---------      ------------     --------------    ------------      --------------
Curt Glowacki (2)                --            --            127,000           123,000          25,650             98,850
Andrew J. Dennard (3)            --            --             28,000            12,000           2,380              7,170

---------------

(1) Based on the closing price per share of Common Stock on December 26, 2003 (the last day the stock traded in fiscal year 2003), of $3.65 as reported by the NASDAQ SmallCap Market.

(2) Options to acquire 190,000 shares of common stock were granted to Mr. Glowacki from 1997 to 2001 under the Company's 1996 Long Term Incentive Plan, of which 100,000 options vest in accordance with note (3) and 90,000 options vest at the rate of 10%, 20%, 30% and 40% respectively over the four-year period. An additional 60,000 options were granted in fiscal year 2000 that vest in ten years, and are discussed below under the Compensation Stock Option Committee report.
(3) These options to acquire common stock were granted from 1997 to 2002 under the Company's 1996 Long Term Incentive Plan. The options vest and become exercisable 10% on the first anniversary of the date of grant, 15% on the second anniversary of the date of grant and 25% on each of the third through fifth anniversaries of the date of grant.

                              DIRECTOR COMPENSATION

         As approved by the Company's shareholders at the 2002 Annual Meeting of Shareholders, the Stock Option Plan for Non-Employee Directors (Directors Option
Plan) was amended to allow the grant of up to 200,000 shares in total options to the Company's outside directors. Through the first two quarters of fiscal year 2002, outside directors were compensated with quarterly option grants to acquire 1,500 shares. In addition, each director received one option grant for 100 shares of Common Stock for each committee meeting attended which was not held in conjunction with a Board meeting. In fiscal year 2003, the Company granted to Mr. Martin options covering 10,000 shares at an exercise price of $3.10 per share which vest at a rate of 20% per year. Approximately 49,800 shares are presently available for issuance under the Directors Option Plan.

         Effective with the third quarter of fiscal year 2002, upon recommendation of the Company's Audit and Compensation/Stock Option Committees, the Company changed its director compensation plan to a cash-based compensation plan. Each director who is not an employee of the Company receives a retainer of $2,000 per fiscal quarter, plus $1,000 per meeting attended. The Chairman of the Audit Committee receives a quarterly retainer of $5,000 and is not paid any other meeting fees. The Chairman of the Board of Directors is compensated at the rate of $60,000 per year and is not paid any other meeting fees.

         The Directors Option Plan is administered by the Board. Subject to the provisions of the Directors Option Plan, the Board has authority to adopt, amend and rescind rules and regulations relating to the Directors Option Plan, to determine whether adjustments for changes in capitalization are required under the terms of the Directors Option Plan, and to interpret and construe the Directors Option Plan and the terms and conditions of any option granted thereunder. Participation in the Directors Option plan is limited to non-employee directors.

         In the event of any change in the outstanding shares of Common Stock through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, the Board may make an appropriate adjustment in the number and type of securities or cash or other property that may be acquired pursuant to stock options previously granted under the Directors Option Plan, the maximum number and type of securities that may be issued pursuant to options subsequently granted under the Directors Option Plan, and the purchase price of the securities that may be issued pursuant to options theretofore granted under the Directors Option Plan.

         Upon certain significant events involving the Company, all options outstanding under the Directors Option Plan shall terminate, provided that immediately prior to the effective date of such transaction each holder of an outstanding option under the Directors Option Plan shall be entitled to purchase all shares subject to any outstanding option. Such events include the merger or consolidation of the Company in which the Company is not the surviving corporation, a dissolution of the Company or a transfer of all or substantially all of the assets or shares of stock to one or more other persons or entities, any person or group (other than Messrs. Larry N. Forehand, Michael D. Domec and Louis P. Neeb) becoming the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company, or if, during any period of two consecutive years, individuals then constituting the Board cease for any reason to constitute at least a majority of the Board unless the election of each director who was not a director at the beginning of the period has been approved in advance by at least two-thirds of the directors then in office who were directors at the beginning of the period.

                REPORT BY THE COMPENSATION/STOCK OPTION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Board has a Compensation/Stock Option Committee (the "Committee") to administer all aspects of the compensation program for the executive officers of the Company, including the review and approval of the compensation levels, the evaluation of performance and the granting of options under the Company's 1996 Long Term Incentive Plan (the "Incentive Plan"). The Committee consists of the three directors whose names are listed at the end of this report.

         The primary objective of the Company's compensation program is to attract, retain and reward executives whose contributions will enhance the Company's ability to execute its business strategy. The Company's strategy is to build shareholder value by growing the restaurant system through both same-store sales increases and careful new unit openings, and to grow earnings per share by carefully managing costs and by opportunistically repurchasing shares.

         The Compensation Committee's general approach in reviewing the annual compensation of Mr. Glowacki, the Company's Chief Executive Officer, is to seek to be competitive with other companies of a similar size in the Company's industry, to recognize and reward initiative, overall corporate performance and managerial ability, and to provide long-term incentive to increase shareholder value.

         The Company's executive compensation program includes base salary, a cash bonus program, stock options, restricted stock grants, and other forms of compensation as determined by the Committee. Performance of the Company, the level of each executive's responsibility and his or her ability to contribute to the Company's success is considered in determining total compensation. Stock price performance is only one measure of success and may not be the best current measure of executive performance. Base salaries are determined by the Committee after considering compensation levels of similar positions within industry peers.

         The Company had a three-year employment agreement with Mr. Neeb, formerly the President and Chief Executive Officer of the Company, that commenced with the completion of the Company's initial public offering in April 1996, subject to the right of the employee to terminate the agreement upon six months' notice to the Company. In February 1999, the agreement was amended to provide for a payment of one year's salary as severance in the event of termination of the employment agreement by the Company. Mr. Neeb relinquished his responsibilities as President and Chief Executive Officer in May 2000, and is presently the non-executive Chairman of the Board. As non-executive Chairman of the Board, Mr. Neeb is compensated $60,000 annually. If terminated as Chairman of the Board, the Company will pay Mr. Neeb's compensation until the first to occur of one year after termination, or the securing of an alternative position by Mr. Neeb. Messrs. Glowacki and Dennard have similar agreements that commenced with the Company's acquisition of Monterey's Acquisition Corp. in July 1997. Under the agreements, annual base salaries as of March 29, 2004 for Messrs. Glowacki and Dennard were $230,000 and $130,000, respectively.

         Company executives are eligible to receive annual cash bonus awards based in part on a formula of profits and cash flow relative to financial plan. No bonuses were paid to Mr. Glowacki for fiscal 2003 performance. Mr. Dennard received a $10,000 bonus in fiscal 2004 for fiscal 2003 performance. In fiscal year 2004 the Committee amended the annual executive cash bonus plan to include cash incentives for increasing the Company's same restaurant sales.

         In May 1998 the Board adopted a program to assist executives and five key employees of the Company in purchasing shares of the Company. The program provided for the Company to assist the executives and key employees in obtaining third party loans to finance such purchases. It also provides for annual cash bonuses to such executives to provide for payment of interest expense and principal amounts to amortize these loans in not more than five years. The key employees have purchased a total of 47,000 shares under this program. No such share purchases were made during the 2003 fiscal year. During fiscal years 2002, 2001 and 2000, the Company repurchased 9,400, 18,800 and 9,400 shares, respectively, from four former employees for $29,140, $61,429 and $30,843, respectively. In February 2003, the employees assumed full responsibility for share purchase loans, and the Company ceased to provide any underlying guarantees on these employee loans.

         In conjunction with the Company's 1996 initial public offering, the Board and shareholders of the Company approved the Incentive Plan. The Incentive Plan authorizes the granting of incentive stock options, and non-qualified stock options to purchase Common Stock, stock appreciation rights, restricted stock, and performance units to key executives and other key employees of the Company, including officers of the Company and its subsidiaries, and is administered by the Committee. The purpose of the Incentive Plan is to attract and retain key employees, to motivate key employees to achieve long-range goals and to further align the interests of key employees with those of the other shareholders of the Company.

         The Incentive Plan, as amended, authorizes the reservation of 500,000 shares of Common Stock to be used for stock options, stock appreciation rights or restricted stock. The Incentive Plan will terminate on December 31, 2005.

         Executives and other key full-time employees of the Company and its subsidiaries may be selected by the Committee to receive awards under the Incentive Plan. In the discretion of the Committee, an eligible employee may receive an award in the form of a stock option, stock appreciation right, restricted stock award or performance unit or any combination thereof, and more than one award may be granted to an eligible employee.

         Under the Incentive Plan, an option may be exercised at any time during the exercise period established by the Committee, except that: (i) no option may be exercised prior to six months from the date of grant; (ii) no option may be exercised more than ninety days after employment with the Company and its subsidiaries terminates by reason other than death, disability or authorized leave of absence for military or government service; and (iii) no option may be exercised more than twelve months after employment with the Company and its subsidiaries terminates by reason of death or disability. The term of each option is determined by the Committee, but in no event may such term exceed ten years from the date of grant.

         During fiscal year 1999, the Company granted 24,000 shares, valued at $4.38 per share, of restricted stock to Mr. Glowacki. On February 28, 2000, these restricted shares were issued. The restricted stock will vest in 20% increments over a five-year period from the date of the grant. Additionally on that date, 10,000 shares were granted and issued to Mr. Dennard and 30,000 shares were granted and issued to other key employees. The latter awards were valued at $3.50 per share.

         In fiscal year 2000 the Company granted to Mr. Glowacki performance-related options covering 60,000 shares at an exercise price of $3.00 per share. These options vest ten years from grant and were subject to earlier vesting if the Company met certain financial and operational targets with respect to fiscal years 2000 and 2001, which targets were not attained. In fiscal year 2001 the Company granted to Mr. Glowacki performance related options covering 90,000 shares at an exercise price of $2.70 per share and which vest at the rate of 10%, 20%, 30% and 40% over the four-year period.

         In fiscal year 2002, the Company granted to Mr. Dennard performance-related options covering 5,000 shares at an exercise price of $3.64 per share and vesting over five years from the date of grant. Also in fiscal year 2001, the Company granted to Mr. Dennard performance-related options covering 10,000 shares at an exercise price of $2.70 per share and vesting over five years from date of grant. These options vest at the rate of 10%, 15%, and 25% each year thereafter over the five-year period.

         Although not part of the compensation program for the Company's executive officers, the Committee also administers the 1996 Managers Stock Option Plan (the "Managers Plan"), which authorizes the granting of non-qualified stock options to purchase Common Stock to employees of the Company and its subsidiaries who are managers or assistant managers of or hold key managerial positions in or for the Company or any subsidiary ("Managers") and who are at the time of grant neither officers, directors nor 10% shareholders of the Company. The Managers Plan was adopted by the Board in 1996. The purpose of the Managers Plan is to attract and retain key employees, to motivate key employees to achieve long-range goals, to provide incentive compensation opportunities that are competitive with those of other corporations and further align the interest of eligible employees with the Company's other shareholders.

         The Managers Plan authorizes the award of an aggregate of 200,000 shares of Common Stock to be used for non-qualified stock options. The Managers Plan will terminate on December 31, 2005.

         Under the Managers Plan, non-qualified stock options may be granted to Managers at the price determined by the Committee, which shall be 100% of the fair market value at the date the option is granted unless the Committee expressly determines otherwise. The Managers Plan provides that an option granted thereunder may be exercised at any time during the exercise period established by the Committee, except that: (i) no option may be exercised more than ninety days after employment with the Company and its subsidiaries has terminated by reason other than death, disability or authorized leave of absence for military or government service; and (ii) no option may be exercised more than 12 months after employment has terminated by reason of death or disability. The term of each option is determined by the Committee, but in no event may such term exceed ten years from the date of grant.

         In fiscal year 2003 the Company granted non-qualified stock options under its Incentive Plan and its Managers Plan for an aggregate of 14,500 shares to 3 employees of the Company and its subsidiaries.

         The Committee believes that the compensation of the Company's executives during fiscal 2003 was consistent with the objectives of the Company's executive compensation program.

COMPENSATION/STOCK OPTION COMMITTEE

David Nierenberg
Michael D. Domec
J. Stuart Sargent


                 COMPENSATION/STOCK OPTION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         The Compensation/Stock Option Committee consists of David Nierenberg, Michael D. Domec and J. Stuart Sargent. Mr. Nierenberg serves as Chairman of the Committee.

         No member of the Company's Compensation/Stock Option Committee: (i) was, during the last fiscal year, an officer or employee of the Company or any of its subsidiaries or (ii) was formerly an officer of the Company or any of its subsidiaries. The Company has engaged in a related party transaction related to Messrs. Forehand and Domec. For a complete description of this transaction see "Certain Relationships and Related Transactions."

         Pursuant to Item 402 of Regulation S-K, no executive officer of the Company served as a member of the Compensation/Stock Option Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on the Company's Compensation/Stock Option Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation/Stock Option Committee. No executive officer of the Company served as a member of the Compensation/Stock Option Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served as a director of the Company.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         To the Company's knowledge, all statements of beneficial ownership required to be filed with the Securities and Exchange Commission for the fiscal year ended December 28, 2003 have been timely filed.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Related party transactions are subject to the review and approval of the Company's Audit Committee, which is comprised exclusively of independent directors who are not otherwise involved in the day-to-day management of the Company or officers of the Company, and who do not have a personal financial interest in the matter in which they are acting.

LEASE OF HEADQUARTERS BUILDING

         The Company leases its executive offices in Houston, Texas from CO Properties No. 3, a Texas partnership owned by Larry N. Forehand and Michael D. Domec. The lease, which expires in December 2006, is a gross lease (where the landlord pays utilities and property taxes) with monthly rental payments of $10,415.60 per month in 2003. In 2003 the Company leased 10,015 square feet under the lease for aggregate rental payments of $125,188. In 2004 the Company's monthly rental payments will be $10,615.90 per month. The Company believes that this lease is on terms at least as favorable as could be obtained from an unrelated third party.

         On February 20, 2004, CO Properties No. 3 sold the executive offices to a third party. In exchange for two months of free rent, the Company exercised one of its options, extending the office lease through December 2009.


                                PERFORMANCE GRAPH

         The following performance graph compares the cumulative return of the Common Stock with that of the Nasdaq Composite Index and the Standard & Poors 500 Restaurants Index assuming in each case an initial investment of $100 since December 31, 1997. The Standard & Poors 500 Restaurants Index replaces the Standard & Poors Midcap Restaurants Index that was used in previous proxy reports.

                               (INSERT GRAPH HERE)






















TOTAL RETURN ANALYSIS

                             12/31/1998    12/31/1999    12/31/2000    12/31/2001    12/31/2002    12/31/2003
                             ----------    ----------    ----------    ----------    ----------    ----------
MEXICAN RESTAURANTS            $100.00       $ 91.18       $ 52.94       $ 76.00       $ 85.65       $ 91.53
S&P RESTAURANTS SMALL CAP      $100.00       $ 98.36       $120.16       $141.41       $144.62       $206.71
S&P 500 RESTAURANTS            $100.00       $101.74       $ 91.81       $ 82.40       $ 62.43       $ 93.19
NASDAQ COMPOSITE               $100.00       $185.59       $112.67       $ 88.95       $ 60.91       $ 91.37
Source: CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.


                            REPORT OF AUDIT COMMITTEE

         The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

         The Audit Committee of the Board is composed of three directors, Thomas
E. Martin, Joseph J. Fitzsimmons and Louis P. Neeb, all of whom are independent within the meaning of NASDAQ listing standards and the applicable independence standards of the SEC. The Audit Committee is responsible for overseeing the Company's financial reporting process on behalf of the Board and operates under a written charter adopted by the Board. The Audit Committee annually recommends to the Board the selection of the Company's independent auditors. For the fiscal year 2003, KPMG LLP was the Company's independent auditor.

         Management is responsible for the Company's financial statements and the financial reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements.

         The Audit Committee reviewed with the independent auditors the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company and has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee further considered whether the provision by KPMG LLP of the non-audit services described elsewhere in this proxy statement is compatible with maintaining the auditors' independence.

         Based upon (i) the Audit Committee's review and discussion of the audited financial statements with management and the independent auditors, (ii) the Audit Committee's review of the representation of management, and (iii) the disclosures by the independent auditors to the Audit Committee, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 28, 2003, for filing with the SEC. The Audit Committee and the Board selected KPMG LLP as the Company's independent auditors for 2003.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

         The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for 2003 and 2002 for audit and non-audit services (as well as all "out-of-pocket" costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table:

                                  FY 2003                           FY 2002
                                  -------                           -------
Audit fees                        $115,000            42.4%        $127,035         100.00%
Audit-related fees                      --              --               --             --
Tax fees                                --              --               --             --
All other fees                     156,370            57.6%              --             --
                                  --------          ------         --------         ------
      Total                       $271,370          100.00%        $127,035         100.00%
                                  ========                         ========

         The Audit fees for the years ended December 28, 2003 and December 29, 2002, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company and statutory audits, income tax provision procedures, and assistance with review of documents filed with the SEC.

         All other fees for the year ended December 28, 2003 was for professional services for the audit of 13 restaurants and related assets acquired by the Company on January 7, 2004.

         The Audit Committee of the Board has considered whether provision of other services is compatible with maintaining the independent accountant's independence and has determined that such services have not adversely affected KPMG LLP's independence.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

         The Audit Committee requires that each engagement of the Company's independent auditor to perform auditing services and permitted non-audit services must be approved by the Audit Committee in advance, including the fees and principal terms thereof.

         KPMG LLP has served as the Company's independent public accountants since the Company's 1996 initial public offering. Representatives of KPMG LLP, are expected to be present at the Annual Meeting to respond to appropriate questions. Consistent with the Company's policy, the auditors for each fiscal year are selected annually by the Board. The Company expects that KPMG LLP will be considered for appointment to audit the Company's annual consolidated financial statements for the year ending January 1, 2005.


                                 AUDIT COMMITTEE

                                Thomas E. Martin
                              Joseph J. Fitzsimmons
                                  Louis P. Neeb


                                  ANNUAL REPORT

         A copy of the Company's Annual Report on the Company Form 10-K for the fiscal year ended December 28, 2003 is enclosed with this proxy statement. The Company will also send you, at no charge, any other document which it refers to in this proxy statement, if requested in writing by a person who was a shareholder (of record or beneficially) at the close of business on March 16, 2004. You should send your request to the Company's Corporate Secretary at the address listed below.


                                   INFORMATION

         If you have questions or need more information about the Annual Meeting, you may write to or call the Company at:

         Corporate Secretary
         Mexican Restaurants, Inc.
         1135 Edgebrook Drive
         Houston, Texas 77034
         (713) 943-7574
         Attn:  Mr. Andrew J. Dennard


                              SHAREHOLDER PROPOSALS

         Any shareholder who intends to present a proposal at the 2005 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than January 1, 2005. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.


                                          By Order of the Board of Directors


                                          Louis P. Neeb
                                          Chairman

April 2, 2004

ALL SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION FORM.

--------------------------------------------------------------------------------
PROXY - MEXICAN RESTAURANTS, INC.
--------------------------------------------------------------------------------

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS - MAY 4, 2004

The undersigned hereby appoints LOUIS P. NEEB, CURT GLOWACKI and ANDREW J. DENNARD, and each or any of them, as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Mexican Restaurants, Inc. (the "Company") to be held in the Casa Ole restaurant located at 12350 Gulf Freeway, Houston, Texas, on Tuesday, May 4, 2004, at 9:30 a.m., Houston, Texas time, and any adjournment(s) thereof, and to vote there at the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated below and on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of nominated directors.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)






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
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                                             000000 0000000000 0 0000
      MEXICAN RESTAURANTS, INC.
                                             000000000.000 ext
                                             000000000.000 ext
                                             000000000.000 ext
      MR A SAMPLE                            000000000.000 ext
      DESIGNATION (IF ANY)                   000000000.000 ext
      ADD 1                                  000000000.000 ext
      ADD 2                                  000000000.000 ext
      ADD 3
      ADD 4
      ADD 5
      ADD 6

                                             C 1234567890   J N T


                                                  Mark this box with an X if
                                              [ ] you have made changes to your
                                                  name or address details above.

--------------------------------------------------------------------------------
ANNUAL MEETING PROXY CARD
--------------------------------------------------------------------------------

A   ELECTION OF DIRECTORS

    1. The Board of Directors recommends a vote FOR the listed nominees.

                               FOR         WITHHOLD
    01 - Louis P. Neeb         [ ]           [ ]

    02 - Michael D. Domec      [ ]           [ ]

    03 - Curt Glowacki         [ ]           [ ]

B   ISSUES

    The Board of Directors recommends a vote FOR the following proposal.

    2. To transact such other     FOR  AGAINST  ABSTAIN
       business as may properly   [ ]    [ ]      [ ]
       come before the Annual
       Meeting of Shareholders.
                                                   Mark this box with an X   [ ]
                                                   if you plan to attend the
                                                   Annual Meeting of
                                                   Shareholders.



C AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

    The undersigned acknowledges receipt of the Notice of the Company's Annual Meeting of Shareholders and of the Proxy Statement.

    Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official capacity. Please date, sign and return this Proxy in the enclosed business envelope.

    Signature 1 - Please keep signature within the box

    [________________________________________________]

    Signature 2 - Please keep signature within the box

    [________________________________________________]

    Date (mm/dd/yyyy)

         [__/__/____]


                                     1 U P X    H H H   003159                 +


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